Exhibit 99.1

News and information

P.O. Box 4552 Park City, UT 84060 Phone: 435-615-0340 Fax: 435-615-4780 e-mail: investinfo@ascresorts.com

Date: February 26, 2007	Contact:
David Hirasawa
Release: IMMEDIATE	American Skiing Company
Investor and Media Communications
435-615-0396

American Skiing Company Announces Resignation of Leslie B. Otten from Board of Directors

PARK CITY, UTAH — February 26, 2007 — American Skiing Company (OTCBB: AESK) announced today that it has accepted the resignation of Leslie B. Otten from the Company’s Board of Directors, effective immediately.

“Les Otten has been an integral member of the American Skiing Company board since he founded the Company in 1996,” said Board Chairman Steven B. Gruber.  “He was one of the real innovators in the ski industry and the Company has benefited greatly from his insights.  On behalf of the board, I would like to thank him for his service.”

“I leave the board with mixed feelings,” Otten said.  ”It’s been a pleasure to serve and help guide the Company and I wish everyone well.  I truly enjoyed my tenure with the board, but now it’s time to look at other options.”

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company’s web site, www.peaks.com.

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